Exhibit 99(e)


          TEXAS UTILITIES COMPANY
          ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 .
          (214) 812-4600                                             NEWS
                                                                    RELEASE
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                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


                      FIRST QUARTER RESULTS ENDED MARCH 31, 1998

               DALLAS, TEXAS - APRIL 24, 1998 - Texas Utilities Company (NYSE:TXU) announced today that earnings for the first quarter of 1998 were 52 cents per share (51 cents per share diluted) of common stock compared to 51 cents per share for the first quarter of 1997. Earnings for the quarter reflect continued strong domestic electric sales growth, the positive results of domestic gas operations and the better than expected performance of the Company's Australian operations offset by reduced revenues as a result of TU Electric's recent two year settlement agreement and milder weather this quarter.

               Earnings for the twelve months ended March 31, 1998, excluding non-recurring items, were $3.09 per share ($3.08 per share diluted) compared to $3.30 per share for the prior twelve month period. Earnings for the twelve months ended were affected by the previously announced TU Electric rate settlement refund and fuel reconciliation disallowance and related adjustments. On April 21, 1998, the Public Utility Commission of Texas approved TU Electric's two year rate settlement agreement. The settlement reduces customers' electricity costs effective January 1, 1998, provides the flexibility necessary to make the Company more competitive, provides continued earnings and cash flow stability and avoids expensive and time consuming rate proceedings. As a result, non-recurring items for the twelve months ended March 31, 1998 only reflect the effects of the fuel reconciliation disallowance and related adjustments of approximately $79 million and associated interest of approximately $12 million. Including these non-recurring items, earnings were $2.85 per share ($2.84 per share diluted) for the twelve months ended March 31, 1998.

               Earnings for the current twelve month period reflect strong domestic electric sales growth and the strong performance of the Company's Australian operations offset by TU Electric' rate proceedings discussed above and the results of operations from the Company's domestic gas businesses.

               Earnings Per Share for both periods were affected by the issuance of additional shares of common stock for the acquisitions of ENSERCH Corporation and Lufkin-Conroe Communications Company (LCC) partially offset by the repurchases of common stock in the third and fourth quarters of 1997. The Company's acquisitions of ENSERCH and LCC became effective August 5 and November 21, 1997, respectively. LCC did not materially effect the results of either period.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                       - END -






          FOR ADDITIONAL INFORMATION
             CONTACT:                   DAVID ANDERSON      TIM HOGAN
                                        214/812-4641    OR  214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM

          FOR IMMEDIATE RELEASE
          4/24/98
                        _____________________________________

                               TEXAS UTILITIES COMPANY
                                    DALLAS, TEXAS

                           SUMMARY OF CONSOLIDATED EARNINGS
                                     (UNAUDITED)

                                              1998             1997
          1st QTR ENDED MARCH 31              ----             ----
            Operating Revenues           $2,498,666,000    $1,493,804,000
            Consolidated Net Income        $126,629,000      $114,799,000
            Average Number of Shares of     245,241,000       224,603,000
              Common Stock Outstanding
            Basic Earnings Per Share           $0.52           $0.51
            Diluted Earnings Per Share         $0.51           $0.51

          12 MONTHS ENDED MARCH 31
            Operating Revenues           $8,950,470,000    $6,580,831,000
            Consolidated Net Income       A$672,284,000      $742,331,000
            Average Number of Shares of     236,118,000       224,850,000
              Common Stock Outstanding
            Basis Earnings Per Share           $2.85           $3.30
            Diluted Earnings Per Share         $2.84           $3.30

          A - INCLUDES A FUEL RECONCILIATION DISALLOWANCE AND RELATED
              ADJUSTMENTS OF $79 MILLION AND INTEREST RELATED TO THE FUEL RECONCILIATION DISALLOWANCE OF APPROXIMATELY $12 MILLION. EXCLUDING THESE NON-RECURRING ITEMS, EARNINGS FOR THE TWELVE MONTHS ENDED MARCH 31, 1998, WOULD HAVE BEEN $3.09 PER SHARE. (DILUTED EARNINGS WOULD HAVE BEEN $3.08 PER SHARE.)

          Stock Symbol:  TXU

                                       - END -

          FOR ADDITIONAL INFORMATION
              CONTACT:                  DAVID ANDERSON  OR  TIM HOGAN
                                        214/812-4641        214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM